Exhibit 99.1

News Release	Corporate Communications 262 N. University Ave. Farmington, UT 84025	Phone: 801-447-3000

For Immediate Release

Media Contact:	Investor Contact:

Amanda Covington	Michael Pici
Phone: 801-447-3035	Phone: 801-447-3168
E-mail: media.relations@vistaoutdoor.com	E-mail: investor.relations@vistaoutdoor.com

Vista Outdoor Announces Solid FY18 Third Quarter Operating Results

Vista Outdoor Generates Strong Free Cash Flow and Repays $108 Million of Debt

Vista Outdoor Raises FY18 Financial Guidance for Free Cash Flow

Farmington, Utah, February 8, 2018 — Vista Outdoor Inc. (NYSE: VSTO) today reported operating results for the third quarter of its Fiscal Year 2018 (FY18), which ended on December 31, 2017.

"The company delivered solid third quarter results in a continuously challenging marketplace," said Vista Outdoor Chief Executive Officer Chris Metz. "We generated strong free cash flow, which enabled us to repay $108 million of debt. As I've said before, we must make significant changes, act decisively, and move quickly. During the quarter, we made great progress on key initiatives that will reposition the business. We also launched innovative new products across the portfolio that are resonating with our customers and end users. In line with our focus to improve profitability, we have begun to implement organizational changes, including streamlining corporate-level functions and improving business operations to maximize efficiency, drive brand-level decision making and improve accountability. We have also received strong interest on the sale of our eyewear business and are currently fielding inquiries."
For the third quarter ended December 31, 2017:

•	Sales were $581 million, down 11 percent from the prior-year quarter.

•	Gross profit was $126 million, down 25 percent from the prior-year quarter.

•
Operating expenses were $107 million, compared to $553 million in the prior-year quarter. The difference was primarily due to a $449 million goodwill and intangibles impairment in the prior-year period.

•	Fully diluted earnings per share (EPS) was $0.94, compared to $(6.44) in the prior-year quarter. Adjusted EPS was $0.13, compared to $0.62 in the prior-year quarter.

•
Cash flow provided by operating activities year to date was $243 million, compared to $58 million in the prior-year period. Year-to-date free cash flow generation was $205 million, compared to free cash flow use of $18 million in the prior-year period.

•
Tax rate was (725.3) percent compared to 4.4 percent in the prior-year quarter, driven by the revaluation of the deferred tax liabilities from the recently enacted tax law. The adjusted tax rate was 25.9 percent, compared to 33.6 percent in the prior-year quarter.

Please see the tables in the press release for a reconciliation of non-GAAP adjusted gross profit, operating profit, tax rate, fully diluted earnings per share, and free cash flow to the comparable GAAP measures.

Outlook for Fiscal Year 2018
"Looking at the fiscal year, we are raising our free cash flow expectations and lowering our adjusted tax rate," said Metz. "Higher-than-anticipated rebate redemptions, aggressive discounts in certain products to maintain market share, the normal seasonality of our business, and the timing of expenditures will pressure earnings in the fourth quarter. As a result, we are reiterating our FY18 adjusted EPS guidance. The company is focused on cost reduction, margin expansion and cash generation to position us for future success. We are also committed to maintaining our leadership position in the marketplace. In response to significant commodities pressures, we implemented an ammunition price increase in early January and will take another price increase in April."

Vista Outdoor FY18 financial guidance:

•	Sales in a range of $2.24 billion to $2.26 billion.

•	Tax rate of approximately 55 percent, with an adjusted tax rate of approximately 22 percent.

•	EPS in a range of $(1.00) to $(0.90), with adjusted EPS in a range of $0.50 to $0.60.

•	Capital expenditures of approximately $65 million.

•	Free cash flow in a range of $175 million to $185 million.

•	Interest expense of approximately $50 million.

The guidance above does not include the impact of any future strategic acquisitions, divestitures, investments, business combinations or other significant transactions.

Earnings Conference Call Webcast Information
Vista Outdoor will hold an investor conference call to discuss its third quarter FY18 financial results on February 8, at 9 a.m. ET. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast and view and/or download the earnings press release, including a reconciliation of non-GAAP financial measures, and the related earnings release presentation slides, which will also include detailed segment information, via Vista Outdoor’s website (www.vistaoutdoor.com). Choose "Investors" then "Events and Presentations." For those who cannot participate in the live webcast, a telephone recording of the conference call will be available for one month after the call. The telephone number for the recorded call is 719-457-0820, and the confirmation code is 6255727.

Reconciliation of Non-GAAP Financial Measures

Gross Profit, Operating Profit, and Earnings Per Share
 The adjusted gross profit, operating expenses, operating profit (adjusted EBIT), adjusted tax rate, and adjusted earnings per share (adjusted EPS) presented below are non-GAAP financial measures. Vista Outdoor defines these measures as gross profit, operating profit (EBIT), tax rate, and EPS excluding, where applicable, the impact of costs incurred for contingent consideration, transaction costs, CEO/CFO transition costs, goodwill and intangible asset impairment, transition costs, tax reform, and reorganization. Vista Outdoor management is presenting these measures so a reader may compare gross profit, EBIT, tax rate, and EPS excluding these items, as the measures provide investors with an important perspective on the operating results of the company. Vista Outdoor management uses this measurement internally to assess business performance, and Vista Outdoor’s definition may differ from those used by other companies.

Quarter ended December 31, 2017:
(in thousands)
	Gross Profit	Operating Expenses	Operating Profit	Income Tax	Income Tax Rate	Net Income	EPS
As reported	$126,105	$107,099	$19,006	$(47,231)	(725.3)%	$53,743	$0.94
Contingent consideration	—	(843)	843	285		558	0.01
Transaction costs	—	(597)	597	202		395	0.01
CEO/CFO transition costs	—	(763)	763	71		692	0.01
Tax reform	—	—	—	48,800		(48,800)	(0.85)
Reorganization	—	(1,651)	1,651	558		1,093	0.02
As adjusted	$126,105	$103,245	$22,860	$2,685	25.9%	$7,681	$0.13

Quarter ended January 1, 2017:
(in thousands)
	Gross Profit	Operating Expenses	Operating Profit	Income Tax	Income Tax Rate	Net Income	EPS
As reported	$168,606	$553,262	$(384,656)	$(17,548)	4.4%	$(377,659)	$(6.44)
Goodwill and intangibles impairment	—	(449,199)	449,199	35,670		413,529	7.05
Contingent consideration	—	(843)	843	320		523	0.01
Transaction and transition costs	—	(16)	16	6		10	—
As adjusted	$168,606	$103,204	$65,402	$18,448	33.6%	$36,403	$0.62

*NOTE: Adjustments to "as reported" results are items that are excluded to arrive at the "as adjusted" results for the quarters ended December 31, 2017 and January 1, 2017. EPS amounts may not foot due to rounding.

During the quarter ended December 31, 2017, we recorded a portion of the $10 million of compensation for the Camp Chef earn-out, which is paid over the three years after acquisition, subject to continued Camp Chef leadership employment and the achievement of certain incremental growth milestones. The tax effect of the contingent consideration adjustment was calculated based on a blended statutory rate of approximately 34 percent. Given this contingent consideration amount relates to the purchase price of a company and is not normal ongoing compensation of the employees, we do not believe these costs are indicative of operations.

During the quarter ended December 31, 2017, Vista Outdoor incurred transaction costs associated with possible transactions, including advisory, legal, and accounting service fees. Given the nature of transaction costs, and differences in these amounts from one acquisition to another, we feel these costs are not indicative of operations of the company. The tax effect of the transaction costs was calculated based on a blended statutory rate of approximately 34 percent.

During the quarter ended December 31, 2017, we completed our search for a permanent CEO and announced the departure of the CFO. During the quarter ended December 31, 2017, we incurred costs related to severance and executive search fees related to the CEO and CFO transitions. We believe these costs are not indicative of the ongoing operations of the company. The tax effect of the costs was calculated based on a blended statutory rate of approximately 34 percent partially offset by a tax deduction shortfall.

During the quarter ended December 31, 2017, we recognized a tax benefit related to the revaluation of the balance sheet as a result of tax legislation which has been enacted in the United States and France. We believe the tax benefit related to the revaluation of the balance sheet is not indicative of the ongoing operations of the company.

During the quarter ended December 31, 2017, Vista Outdoor incurred costs related to reorganization. These costs relate to severance costs associated with positions that have been eliminated as well as consulting costs related to the review of our organizational structure and portfolio of brands. Given the infrequent and unique nature of the reorganization, we believe these costs are not indicative of ongoing operations of the company. The tax effect of the transaction costs was calculated based on a blended statutory rate of approximately 34 percent.

A challenging retail environment and other market pressures resulted in deeper discounting of Vista Outdoor’s accessories products during the quarter ended January 1, 2017. The deeper discounting caused a reduction in the projected cash flows of the Hunting and Shooting Accessories reporting unit. Given this drop in projected cash flows and a continued challenging retail environment, we determined a triggering event had occurred requiring an evaluation of goodwill. Upon completion of the analysis an impairment of goodwill and identifiable intangible assets was determined to be necessary. Given the non-cash and infrequent nature of this intangible asset impairment, we do not believe these costs are indicative of operations of the company. The tax effect of the goodwill and intangible impairment charge was determined based on the fact that the goodwill impairment charge of $354 million is non-deductible for tax purposes and the remaining intangible asset impairment of $95 million was deductible at a rate of approximately 38 percent.

During the quarter ended January 1, 2017, Vista Outdoor recorded a portion of the $10 million of compensation for Camp Chef earn-out, which is paid over the three years after acquisition, subject to continued Camp Chef leadership employment and the achievement of certain incremental profitability growth milestones. Given this balance is related to the purchase price of the company and is not normal compensation of the employees and will not be a continuing cost, we do not believe these costs are indicative of operations of the company. The tax effect of the transaction and transition costs was calculated based on a blended statutory rate of 38 percent.

During the quarter ended January 1, 2017, Vista Outdoor incurred transaction and transition costs (advisory, legal and accounting service fees) associated with various transactions, including the completed acquisitions of Action Sports and Camp Chef. Transition costs for the Action Sports business include one-time costs related to the integration of the business into the company including vendor change fees, insurance-related expenses, and severance costs. Given the nature of transaction and transition costs, and differences in these amounts from one acquisition to another, we feel these costs are not indicative of operations of the company. The tax effect of the transaction and transition costs was calculated based on a blended statutory rate of 38 percent.

Free Cash Flow
Free cash flow is defined as cash provided by (used for) operating activities less capital expenditures and excluding transaction, transition, contingent consideration, CEO/CFO transition, reorganization, and acquisition claim settlement costs net of taxes incurred to date. Vista Outdoor management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, share repurchases and acquisitions after making the capital investments required to support ongoing business operations. Vista Outdoor management uses free cash flow internally to assess both business performance and overall liquidity.

(in thousands)	Nine months ended December 31, 2017	Nine months ended January 1, 2017	Projected year ending March 31, 2018
Cash provided by operating activities	$243,107	$57,891	$235,017–$245,017
Capital expenditures	(43,561)	(49,302)	~(65,000)
Contingent consideration	3,371	—	3,371
Acquisition claim settlement gain	—	(30,027)	—
CEO/CFO transition costs paid to date	(119)	—	(119)
Reorganization	1,084	—	1,084
Transaction costs paid to date	647	3,670	647
Free cash flow	$204,529	$(17,768)	$175,000–$185,000

Adjusted Earnings Per Share - Guidance Reconciliation Table
The projected adjusted earnings per share (EPS), excluding the impact of costs incurred to date for current and possible transactions, changes in value of future payments of goodwill and intangibles impairment, CEO/CFO transition costs, reorganization, contingent consideration, pension curtailment, and tax reform costs is a non-GAAP financial measure that Vista Outdoor defines as EPS excluding the impact of these items. Vista Outdoor management is presenting this measure so a reader may compare EPS, excluding these items, as this measure provides investors with an important perspective on the operating results of the company. Vista Outdoor management uses this measurement internally to assess business performance, and Vista Outdoor’s definition may differ from those used by other companies.

Current FY18 Full-Year Adjusted EPS Guidance

	Low	High
EPS guidance including goodwill and intangibles impairment, CEO/CFO transition costs, reorganization, contingent consideration, transaction costs, pension curtailment, and tax reform costs incurred to date.	$(1.00)	$(0.90)
Goodwill and intangibles impairment	2.26	2.26
CEO/CFO transition costs and reorganization	0.13	0.13
Contingent consideration and transaction costs	0.02	0.02
Pension curtailment	(0.06)	(0.06)
Tax reform	(0.85)	(0.85)
Adjusted EPS guidance	$0.50	$0.60

Vista Outdoor is a leading global designer, manufacturer and marketer of consumer products in the growing outdoor sports and recreation markets. The company operates in two segments, Outdoor Products and Shooting Sports, and has a portfolio of well-recognized brands that provides consumers with a wide range of performance-driven, high-quality, and innovative products for individual outdoor recreational pursuits. Vista Outdoor products are sold at leading retailers and distributors across North America and worldwide. Vista Outdoor is headquartered in Utah and has manufacturing operations and facilities in 13 U.S. States, Canada, Mexico, and Puerto Rico along with international customer service, sales, and sourcing operations in Asia, Australia, Canada, and Europe.

Forward-Looking Statements
Certain statements in this press release and other oral and written statements made by Vista Outdoor from time to time are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including those that discuss, among other things: Vista Outdoor's plans, objectives, expectations, intentions, strategies, goals, outlook or other non-historical matters; projections with respect to future revenues, income, earnings per share or other financial measures for Vista Outdoor; and the assumptions that underlie these matters. Forward-looking statements can be identified by words such as 'may', 'intend', 'project', 'continue', 'believe', 'expect', 'anticipate', 'intend', 'aim', 'should' and similar expressions. To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995. Any or all forward-looking statements in this press release and in any public statements we make could be materially different from actual results. Forward-looking statements can be affected by assumptions we use and by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. You are cautioned not to place undue reliance on any forward-looking statements we make. The factors listed below are some of the factors that may cause our actual results to differ materially from the expectations expressed in the forward-looking statements. However, it is not possible to predict or identify all potential risks and uncertainties and you should not consider the following list to be a complete statement of all such factors. These factors include the following: general economic and business conditions in the U.S. and Vista Outdoor's other markets, including conditions affecting employment levels, consumer confidence and spending, the conditions in the retail environment, and other economic conditions affecting demand for our products and the financial health of our customers; Vista Outdoor's ability to attract and retain key personnel and maintain and grow its relationships with customers, suppliers and other business partners, including Vista Outdoor's ability to obtain acceptable third party licenses; Vista Outdoor's ability to adapt its products to changes in technology, the marketplace and customer preferences, including our ability to respond to shifting preferences of the end consumer from brick and mortar retail to online retail; Vista Outdoor's ability to maintain and enhance brand recognition and reputation; reductions, unexpected changes in or our inability to accurately forecast demand for ammunition, firearms or accessories or other outdoor sports and recreation products; risks associated with Vista Outdoor's sales to significant customers, including unexpected cancellations, delays and other changes to purchase orders; supplier capacity constraints, production disruptions or quality or price issues affecting Vista Outdoor's operating costs; Vista Outdoor's competitive environment; risks associated with compliance and diversification into international and commercial markets; the supply, availability and costs of raw materials and components; increases in commodity, energy and production costs; changes in laws, rules and regulations relating to Vista Outdoor's business, such as federal and state firearms and ammunition regulations; Vista Outdoor's ability to execute its long-term growth strategy, including our ability to complete and realize expected benefits from acquisitions and integrate acquired businesses; Vista Outdoor's ability to take advantage of growth opportunities in international and commercial markets; foreign currency exchange rates and fluctuations in those rates; the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury and environmental remediation; risks associated with cybersecurity and other industrial and physical security threats; capital market volatility and the availability of financing; changes to accounting standards or policies; and changes in tax rules or pronouncements. Vista Outdoor undertakes no obligation to update any forward-looking statements. For further information on factors that could impact Vista Outdoor, and statements contained herein, please refer to Vista Outdoor's filings with the Securities and Exchange Commission.

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VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(preliminary and unaudited)

	Quarter ended		Nine months ended
(Amounts in thousands except per share data)	December 31, 2017	January 1, 2017	December 31, 2017	January 1, 2017
Sales, net	$581,204	$653,558	$1,737,236	$1,968,139
Cost of sales	455,099	484,952	1,325,596	1,442,747
Gross profit	126,105	168,606	411,640	525,392
Operating expenses:
Research and development	6,875	8,170	22,113	24,151
Selling, general, and administrative	100,224	95,893	306,036	303,060
Acquisition claim settlement gain, net	—	—	—	(30,027)
Goodwill and intangibles impairment	—	449,199	152,320	449,199
Income (loss) before interest and income taxes	19,006	(384,656)	(68,829)	(220,991)
Interest expense, net	(12,494)	(10,551)	(37,456)	(32,657)
Income (loss) before income taxes	6,512	(395,207)	(106,285)	(253,648)
Income tax provision (benefit)	(47,231)	(17,548)	(61,975)	21,663
Net income (loss)	$53,743	$(377,659)	$(44,310)	$(275,311)
Earnings (loss) per common share:
Basic	$0.94	$(6.48)	$(0.78)	$(4.63)
Diluted	$0.94	$(6.44)	$(0.78)	$(4.60)
Weighted-average number of common shares outstanding:
Basic	57,253	58,275	57,113	59,478
Diluted	57,294	58,634	57,113	59,819

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(preliminary and unaudited)

(Amounts in thousands except share data)	December 31, 2017	March 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$63,279	$45,075
Net receivables	409,903	450,715
Net inventories	414,362	562,795
Income tax receivable	—	25,658
Assets held for sale	210,153	—
Other current assets	23,500	25,604
Total current assets	1,121,197	1,109,847
Net property, plant, and equipment	267,491	272,346
Goodwill	657,685	857,631
Net intangible assets	600,505	708,530
Deferred charges and other non-current assets	35,065	28,393
Total assets	$2,681,943	$2,976,747
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$32,000	$32,000
Accounts payable	108,391	127,718
Accrued compensation	39,525	33,663
Accrued income taxes	787	—
Federal excise tax	24,113	30,082
Liabilities held for sale	42,286	—
Other current liabilities	111,146	122,926
Total current liabilities	358,248	346,389
Long-term debt	905,708	1,089,252
Deferred income tax liabilities	70,290	160,765
Accrued pension and postemployment benefits	45,791	64,230
Other long-term liabilities	71,629	71,046
Total liabilities	1,451,666	1,731,682

Common stock — $.01 par value:
Authorized — 500,000,000 shares
Issued and outstanding — 57,289,539 shares as of December 31, 2017 and 57,014,319 shares as of March 31, 2017	573	571
Additional paid-in capital	1,752,858	1,752,903
Accumulated deficit	(152,343)	(108,033)
Accumulated other comprehensive loss	(95,203)	(112,992)
Common stock in treasury, at cost — 6,674,900 shares held as of December 31, 2017 and 6,950,120 shares held as of March 31, 2017	(275,608)	(287,384)
Total stockholders' equity	1,230,277	1,245,065
Total liabilities and stockholders' equity	$2,681,943	$2,976,747

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Nine months ended
(Amounts in thousands)	December 31, 2017	January 1, 2017
Operating Activities:
Net income (loss)	$(44,310)	$(275,311)
Adjustments to net income (loss) to arrive at cash provided by operating activities:
Depreciation	41,412	40,805
Amortization of intangible assets	26,653	31,020
Goodwill and intangibles impairment	152,320	449,199
Amortization of deferred financing costs	2,260	3,474
Deferred income taxes	(76,173)	(30,171)
Loss on disposal of property, plant, and equipment	87	140
Stock-based compensation	7,868	9,603
Changes in assets and liabilities, net of acquisition of businesses:
Net receivables	12,254	(19,226)
Net inventories	111,250	(85,162)
Accounts payable	(8,456)	(79,414)
Accrued compensation	7,672	(18,871)
Accrued income taxes	31,258	(15,863)
Federal excise tax	(6,083)	3,566
Pension and other postretirement benefits	(8,960)	635
Other assets and liabilities	(5,945)	43,467
Cash provided by operating activities	243,107	57,891
Investing Activities:
Capital expenditures	(43,561)	(49,302)
Acquisition of businesses, net of cash acquired	—	(458,149)
Proceeds from the disposition of property, plant, and equipment	88	92
Cash used for investing activities	(43,473)	(507,359)
Financing Activities:
Borrowings on line of credit	250,000	445,000
Payments made on line of credit	(410,000)	(255,000)
Proceeds from issuance of long-term debt	—	307,500
Payments made on long-term debt	(24,000)	(24,000)
Payments made for debt issuance costs	(1,805)	(3,660)
Purchase of treasury shares	—	(122,860)
Deferred payments for acquisitions	(1,348)	(7,136)
Proceeds from employee stock compensation plans	4,237	75
Cash (used for) provided by financing activities	(182,916)	339,919
Effect of foreign exchange rate fluctuations on cash	1,486	(1,302)
Increase (decrease) in cash and cash equivalents	18,204	(110,851)
Cash and cash equivalents at beginning of period	45,075	151,692
Cash and cash equivalents at end of period	$63,279	$40,841